EXHIBIT 10.1

March 13, 2013

Mr. Charles P. Dougherty
1471 Parsons Lane
Lower Gwynedd, PA 19002

Dear Mr. Dougherty:

We are pleased to offer you (“the Executive”) the position of President and Chief Executive Officer of American Science and Engineering, Inc. (“the Company”) on the following terms:

1.                                      Start Date.

The Executive shall commence his employment with the Company on April 8, 2013.

2.                                      Duties.

The Executive will be the President and Chief Executive Officer of the Company and shall report to the Company’s board of directors.

3.                                      Member, Board of Directors.

The Executive shall, promptly after commencement of his employment with the Company, be appointed to the Company’s board of directors and, so long as he is the Company’s Chief Executive Officer, shall be nominated by the board of directors for election to the Company’s board of directors at the applicable meetings of the Company’s stockholders.  Executive shall resign as a director at such time as he ceases to be the Company’s Chief Executive Officer, for any reason.

4.                                      Compensation.

4.1                               Base.

Executive’s base compensation (“Base Compensation”) shall be at the annual rate of FIVE HUNDRED-FIFTY THOUSAND ($550,000.00) DOLLARS, subject to withholding taxes required by law or authorized by the Executive and payable in accordance with the Company’s regular payroll practices.  Such Base Compensation may be increased (but not decreased) by the Company’s board of directors from time to time in its sole discretion.

4.2                               Performance-Based Annual Incentive Compensation Plan (“STIP”)

Beginning with the Company’s fiscal year starting April 1, 2013, the Executive shall be entitled to participate in the Company’s performance-based annual incentive compensation plan for the Company’s senior executives with a target bonus (“Target Bonus”) equal to 100% of his Base Compensation for the applicable fiscal year of the Company.  The plan requires that the Company achieve a predetermined threshold level of financial performance before any bonus is paid.  If the Company does not have such a plan for any of the Company’s fiscal years during which the Executive is employed, the Company will provide a similar individual plan for the Executive. The Target Bonus for FY2014 shall be guaranteed, provided that the Executive remains employed through March 31, 2014.

4.3                               Performance and Time-Based Long Term Incentive Program (“LTIP”).

The Executive shall be entitled to initial incentive awards equal to 200% of Base Compensation as measured from the initial date of the award, upon achievement of long-term strategic goals that are designed to increase long-term stockholder value.  Awards may be comprised of restricted stock, stock options and/or cash as determined by the Compensation Committee.  Goals are designed as Company performance objectives that are expected to be achievable in the average three-year time frame but may vest sooner as specific predetermined goals are met.  The Compensation Committee will consider additional LTIP awards in future years.

5.                                      Relocation Compensation.

The Executive shall receive reasonable and actual costs associated with the Executive’s relocation to the Boston area which shall include the following:

a.              Travel expenses between Boston and the Executive’s non-Boston residence or residences for the Executive and his spouse during the first 12 months of Executive’s employment but not to exceed the cumulative total amount of Fifteen Thousand ($15,000.00) dollars, of which up to Eleven Thousand Two Hundred Fifty ($11,250.00) dollars may be used in 2013 and up to Three Thousand Seven Hundred Fifty ($3,750.00) dollars may be used in 2014.

b.              Moving and temporary storage of household goods.

c.               Temporary living costs.

d.              Tax gross up for any of the aforementioned components that are taxable income, with the gross up to be paid no later than the date required for compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

6.                                      Vacations; Other Benefits.

6.1                               Vacations.

During the term hereof, the Executive shall be entitled to earn vacation at the rate of five (5) weeks per calendar year, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company.  Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

6.2                               Other Benefits.

During the term hereof, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for employees of the Company generally, including but not limited to medical, dental, long-term disability and life insurance and a 401(k) plan, and on a basis at least as favorable as benefits to other senior-level executives of the Company.

7.                                      Termination of Employment.

On the date of his commencement of employment with the Company, the Company and the Executive shall enter into the attached “Change in Control & Severance Benefit Agreement” (the “CiC Agreement”).  Executive’s employment termination and severance shall be governed by the CiC Agreement, as it may be amended or replaced from time to time.

8.                                      No Conflicts.

The Executive represents and warrants to the Company that he is not a party to any agreement(s) with his former employers, or any other agreement, that would restrict or limit his ability to perform his duties under this letter agreement and the normal duties of the Chief Executive Officer of the Company.  The Executive will provide the Company, within three (3) days after the date hereof, a copy of each agreement between him and his most recent former employer and, if still in effect, any agreement between him and any prior employer.

9.                                      Confidential Information, etc.

The Executive and the Company will, at the commencement of his employment with the Company, execute and deliver to the Company its standard Employee, Representation, Rights in Data, and Non-Compete Agreement regarding confidential information, assignment of rights to intellectual property, and non-competition, a copy of which accompanies this letter agreement.

10.                               Indemnification, etc.

The Executive and the Company shall, at the commencement of Executive’s employment with the Company, enter into an agreement providing indemnification to the Executive in the form currently extended by the Company to its directors and executive officers.  The Executive shall also be covered by such director’s and officer’s liability insurance coverage (if any) as the Company may provide to its directors and executive officers from time to time.

11.                               Arbitration.

In a dispute arising out of, or related to, the Executive’s employment by the Company or his position as a director of the Company, shall be submitted to binding arbitration in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect, such arbitration to occur in Boston, Massachusetts.  The decision of the arbitrator shall be final and binding on both parties in any court of competent jurisdiction may enter judgment upon the award.

12.                               Assignment.

This letter agreement may not be assigned by the Executive and may only by assigned by the Company in connection with a Change in Control as defined in the CiC Agreement.

13.                               Other.

13.1                        Because the Company’s work is subject to government regulations, all employees are required to provide proof of citizenship. Therefore Executive will need to bring a Passport, Birth Certificate or a Naturalization Certificate with him to his new employee orientation on his first day.

13.2                        AS&E is an Equal Opportunity and Affirmative Action Employer. If Executive is an individual with a disability or he is a veteran and would like the Company to be aware of his status, he may complete the enclosed Voluntary Status Disclosure form and return it to the Human Resources Department.

14.                               Expiration of Offer.

In the event that the Executive has not acknowledged acceptance of this offer on or before March 14, 2013 at 5:00 PM (Eastern Standard Time), this offer shall be null and void unless extended by the Company in writing.

*   *   *

Please sign below to indicate your acceptance of this offer.

Sincerely,

AMERICAN SCIENCE AND ENGINEERING, INC.

		By:	/s/DR Brown
Denis Brown
Chairman
ACCEPTED AND AGREED TO:			3/13/13

/s/Charles P. Dougherty
Charles P. Dougherty

Date:	3/13/13